Frankfort First Bancorp, Inc.

For Immediate Release August 4, 2003
Contact:  Don Jennings, President, or Clay Hulette, Vice President
             (502) 223-1638
             216 West Main Street
             P.O. Box 535
             Frankfort, KY  40602

                 FRANKFORT FIRST BANCORP, INC. RELEASES EARNINGS

     Frankfort First Bancorp, Inc. (Nasdaq: FKKY), the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $1.3 million or $1.02 diluted earnings per share for the fiscal year ended June 30, 2003, compared to $1.3 million or $1.04 diluted earnings per share for the fiscal year ended June 30, 2002. This results in a 1.9% decrease in diluted earnings per share for the year.

     While net earnings decreased by only $12,000 year-to-year, net interest income decreased by $187,000 or 4.9% for the year recently ended compared to fiscal 2002. This was mostly offset by a decrease in general, administrative, and other expense which decreased by $158,000 or 8.5%. Net interest income was affected by historically low market interest rates that caused radical changes in the Company's loan portfolio including accelerated prepayments, borrowers refinancing for lower rates, and downward adjustment of adjustable rate mortgages which had the result of reducing both volume and rate. While rates and volumes of interest-bearing liabilities decreased as well, the net change was negative. The decrease in general, administrative, and other expense was chiefly due to a reduction in employee compensation expense stemming from changes in employee benefit plans affected by charges taken in the fourth quarter of fiscal 2002.

     At June 30, 2003 the Company reported its book value per share as $14.35 compared to $14.50 at June 30, 2002. Contributing to the decrease in book value per share is the fact that dividends paid to shareholders exceeded earnings per share and a slight increase in the shares outstanding resulting from a stock compensation plan.

     In addition to historical information, the preceding discussion may contain forward-looking statements that involve risk and uncertainties. Economic circumstances, the Company's operations, and the Company's actual results could differ significantly from those discussed in the forward-looking statements.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol FKKY. At June 30, 2003 the Company had approximately 1,254,000 shares outstanding.

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

     SUMMARY OF FINANCIAL HIGHLIGHTS
     CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                    June 30,        June 30,
                                                       2003            2002
                                                (In thousands, except per share data)
                                                    (Unaudited)     (Audited)
Assets
     Cash and Cash Equivalents                  $        2,028    $       4,812
     Investment Securities                               7,097              100
     Loans Receivable, net                             124,596          131,180
     Other Assets                                        4,615            4,865
                                                --------------    -------------
          Total Assets                          $      138,336    $     140,957
                                                ==============    =============

Liabilities
     Deposits                                   $       75,622    $      75,896
     FHLB Advances                                      43,017           44,982
     Other Liabilities                                   1,699            2,014
                                                --------------    -------------
        Total Liabilities                              120,338          122,892

Shareholders' Equity                                    17,998           18,065
                                                --------------    -------------

Total Liabilities and Equity                    $      138,336    $     140,957
                                                ==============    =============

Book Value Per Share                            $        14.35    $       14.50
                                                ==============    =============

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     CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                    Twelve months ended June 30,        Three months ended June 30,
                                                          2003             2002                2003              2002
                                                                    (In thousands, except per share data)
                                                     (Unaudited)       (Audited)         (Unaudited)      (Unaudited)

     Interest Income                              $      8,652    $       9,991       $       2,060     $       2,330
     Interest Expense                                    5,020            6,172               1,186             1,385
                                                  ------------    -------------       -------------     -------------
     Net Interest Income                                 3,632            3,819                 874               945

     Provision for Losses on Loans                          --                1                  --                --
     Other Operating Income                                 71               62                  16                20
     General, Administrative, and Other Expense          1,710            1,868                 434               553
                                                  ------------    -------------       -------------     -------------

     Earnings Before Federal Income Taxes                1,993            2,012                 456               412
     Federal Income Taxes                                  678              685                 155               140
                                                  ------------    -------------       -------------     -------------

     Net Earnings                                 $      1,315    $       1,327       $         301     $         272
                                                  ============    =============       =============     =============

     Basic Earnings Per Share                     $       1.05    $        1.07       $        0.24     $        0.22
     Diluted Earnings Per Share                   $       1.02    $        1.04       $        0.23     $        0.21
     Dividends Per Share                          $       1.12    $        1.12       $        0.28     $        0.28
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